Exhibit 99.1

To Our Shareholders,
During 2020, the retail real estate industry faced significant headwinds due to Covid-19. The pandemic accelerated trends that were already underway such as changes in consumer behavior, rising levels of e-commerce, and increasing retailer bankruptcies. Certain experiential retail categories once deemed internet resistant, such as restaurants, gyms, and entertainment concepts faced significant pressure due to government-mandated closures and social distancing requirements.

The pandemic created hardship throughout the communities we serve, and we are grateful for the dedication and resilience shown by our employees to support our tenants and front-line responders during trying times. I am proud of how our team navigated the past year’s many challenges by enacting timely mitigation plans to retain tenants and reduce operating costs and capital expenditures.

While an event of this magnitude could not have been anticipated, it has provided us with significant opportunities to take advantage of market dislocation. Our strong balance sheet enabled us to execute the following transactions in the midst of the pandemic:
•Acquired Sunrise Mall, a distressed 1.2 million sf mall in Nassau County, Long Island, NY, on 77 acres of industrial land for $30 million (less than $400K per acre) – a substantial discount to the $145 million paid for the property during 2005;
•Effectively eliminated $92 million of mortgage debt as part of two refinancing transactions in Puerto Rico that also extended term with lower interest rates;
•Repurchased 5.9 million shares of our stock at an average price of $9 per share, a significant discount to the current stock price;
•Eliminated use restrictions, co-tenancy clauses, no-build areas and extended lease terms in conjunction with the execution of rent deferral agreements ($9 million executed or approved representing ~2.5% of annual gross rent).

We remain optimistic about the future given the leasing demand we are seeing in our markets and the retail recovery underway. This past year has reinforced our conviction in owning a portfolio of high-quality assets primarily concentrated in dense, first-ring suburbs around the New York metropolitan area. As retailers increasingly leverage their local stores in our markets for online fulfillment and curbside delivery, our properties will continue to benefit from serving as last mile distribution hubs, while providing convenient in-store shopping for customers.

2020 Results and Balance Sheet Highlights
Our 2020 results were in line with sector averages. We generated FFO as Adjusted of $0.88 per share, a 24% decrease compared to 2019, primarily due to higher bad debt and lower occupancy resulting from the pandemic. Our stock generated a negative 29% total return for the year but is now trading close to pre-pandemic levels. Tenant collection rates reached ~94% in the fourth quarter of 2020 compared to 72% when we reported second quarter results. We are optimistic that the collection rate will continue to improve as the retail environment normalizes.

During the year, our team executed 1.3 million square feet (sf) of new leases, renewals, and options. We have approximately $11 million of future annual gross rent from leases executed but not rent commenced that will drive growth over the next two years. We expect to achieve additional revenue growth as our occupancy is currently at 90%, a historical low level as compared to our peak of 98% just a few years ago.

As of December 31, 2020, our net debt to total market capitalization ratio was 37% and our net debt to EBITDA ratio was 6.6x. We had over $1 billion of liquidity including $419 million in cash and a $600 million line of credit. Furthermore, we have over $1 billion of unencumbered properties, no corporate debt, no crossed-mortgages, and no debt maturing until 2022. Our balance sheet remains one of the strongest in our sector.

Our Strategy for Value Creation
Our strategy is to own and improve retail real estate in and on the edges of urban markets, principally the New York metropolitan area. We focus on maximizing the value of each asset by attracting differentiated retailers, expanding and redeveloping assets where possible, and adding other non-retail uses.

The most impactful improvements we are making to our portfolio include leasing vacant anchor boxes, with a focus on adding high-quality grocers, and diversifying our revenue stream by incorporating industrial, residential, self-storage, and medical office uses where market demand and financial returns justify these investments. All in, we have over $1 billion of leasing and redevelopment opportunities within our existing asset base that we expect to advance over the next several years.

We are excited by increased demand from grocers that has created an opportunity to convert several of our existing anchor spaces into A-quality, grocery-anchored shopping centers, a liquid and financeable market segment that remains highly valued by investors. We have executed leases with three grocers that are under development and we are in negotiation or active discussions with grocers at eight more of our assets. In total, we expect to increase the percentage of our portfolio that is anchored by a grocer from 60% to ~75% (based on estimated value) as these conversions are completed.

Most of our shopping centers are located on large tracts of land (20+ acres) where parking accounts for approximately 75% of land usage. The remaining 25% is generally a single-story, highly fungible, rectangular building that can be reconfigured or redeveloped. This creates opportunities to diversify our cash flow streams by incorporating alternative uses that benefit from significant user demand, offer attractive rent growth, and trade at lower cap rates when compared to retail.

Our portfolio is uniquely positioned to capitalize on increased demand for industrial and fulfillment space due to the flexibility of our existing assets, our pre-existing relationships with the largest users, and our ability to source new deals. Moreover, the conversion of retail space offers a trifecta of benefits given: (1) industrial/fulfillment rents now being equal to or in excess of big-box retail rents in many of our markets, (2) many of our largest retail tenants (Target, Home Depot, Lowes, Amazon, etc.) having greater demand for space as their last mile distribution needs have increased, and (3) capitalization rates for industrial properties now being ~200 basis points lower than retail, implying industrial valuations are 50% higher than retail for the same amount of net operating income.

Our industrial program is not new as we own approximately 1.1 million square feet of industrial space in New Jersey, which includes the addition of a 130,000 sf former retail property in Lodi that is under redevelopment for an industrial conversion scheduled to open in 2022. There are several other properties in our portfolio including one close to JFK Airport where we are exploring industrial conversions. We aim to increase our allocation to industrial space from 5% of our asset value to more than 10% over the next several years.

Our self-storage program has gained significant momentum as our facility in North Bergen, NJ, is now approaching 80% occupancy, and we opened our second self-storage facility in Woodbridge, NJ. We also saw positive demand from medical office users throughout our portfolio.

Strong Foundation for the Future
2020 was a year that demonstrated the resilience of our business, our assets and our people. As we look to the future, we are excited about the considerable potential to build on the strong foundation we have in place and create meaningful returns for our investors.

Since inception, Urban Edge has developed a collaborative culture that values excellence, innovation, and service to the communities throughout our portfolio. In 2020, we focused on the safety of our tenants, our employees, and our communities while making progress on our leasing, redevelopment, and acquisition initiatives. Our team also created a Sustainability Council that is formalizing and expanding our environmental, social, and governance (ESG) practices. We look forward to publishing our first GRESB and Corporate Social Responsibility reports this summer.

We were thrilled to further strengthen our leadership team in January 2021 with the addition of Danielle De Vita as Executive Vice President of Development. An industry veteran, Danielle will be critical to our redevelopment strategy and brings to Urban Edge a proven track record in retail real estate development including 18 years at Simon where she directed more than $3 billion of development.

Thank you to our Board of Trustees for its support and counsel during 2020. We welcomed Doug Sesler to our board during the year. His 30 years of real estate experience, including being a highly regarded investment banker and the former head of real estate for Macy’s, proved invaluable during a year filled with unique challenges. We are grateful to our employees, tenants and shareholders for their ongoing commitment to Urban Edge.

Sincerely,

Jeffrey S. Olson
Chairman and Chief Executive Officer
March 25, 2021

NON-GAAP FINANCIAL MEASURES
    The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. FFO, FFO as Adjusted, EBITDAre and Adjusted EBITDAre are non-GAAP measures commonly used by the Company and investing public to understand and evaluate our operating results and performance. The Company believes net income is the most directly comparable GAAP financial measure to FFO, FFO as Adjusted, EBITDAre and Adjusted EBITDAre. Reconciliations of these measures to net income have been provided in the tables below.

Reconciliation of Net Income to FFO and FFO as Adjusted
    The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the years ended December 31, 2020 and 2019. Net income is considered the most directly comparable GAAP measure.

	Year Ended December 31, 2020	Year Ended December 31, 2019
	(in thousands)	(in thousands)
Net income	$97,750	$116,197
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(4,160)	(6,699)
Consolidated subsidiaries	(1)	25
Net income attributable to common shareholders	93,589	109,523
Adjustments:
Rental property depreciation and amortization	95,297	93,212
Gain on sale of real estate	(39,775)	(68,632)
Real estate impairment loss	3,055	26,321
Limited partnership interests in operating partnership	4,160	6,699
FFO applicable to diluted common shareholders(1)	156,326	167,123
Adjustments to FFO:
Tax impact from hurricane Maria	—	1,111
Executive transition costs	7,152	375
Tax impact of Puerto Rico transactions	(37,543)	—
Write-off of receivables arising from the straight-lining of rents	12,025	—
Environmental remediation costs	—	1,357
Transaction, severance and other expenses	6,097	1,235
Tenant bankruptcy settlement income	—	(1,015)
Casualty gain, net	—	(13,583)
Gain on extinguishment of debt	(34,908)	—
Write-off of below-market intangibles due to tenant bankruptcies	(1,649)	(7,366)
Gain on sale of lease	—	(1,849)
FFO as Adjusted applicable to diluted common shareholders(1)	$107,500	$147,388

Weighted average diluted common shares - FFO(1)	122,810	127,202
(1) Operating Partnership ("OP") and Long-Term Incentive Plan ("LTIP") Units are excluded from the calculation of earnings per diluted share because their inclusion is anti-dilutive. FFO includes earnings allocated to unitholders as the inclusion of these units is dilutive to FFO per share.

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre

    The following table reflects the reconciliation of net income to EBITDAre and Adjusted EBITDAre for the year ended December 31, 2020. Net income is considered the most directly comparable GAAP measure.

Year Ended December 31, 2020
(Amounts in thousands)
Net income	$97,750
Depreciation and amortization	96,029
Interest and debt expense	71,015
Income tax benefit	(38,996)
Gain on sale of real estate	(39,775)
Real estate impairment loss	3,055
EBITDAre	189,078
Adjustments for Adjusted EBITDAre:
Transaction, severance and other expenses	6,097
Write-off of receivables arising from the straight-lining of rents	12,025
Write-off of below-market intangibles due to tenant bankruptcies	(1,649)
Gain on extinguishment of debt	(34,908)
Executive transition costs	7,152
Adjusted EBITDAre(1)	$177,795
(1) Net debt to Adjusted EBITDAre as of December 31, 2020 was 6.6x. Net debt as of December 31, 2020 is calculated as total consolidated debt of $1.6 billion less total cash and cash equivalents, including restricted cash, of $419.3 million.